September 18, 2020

Nuveen Municipal Income Fund, Inc.

333 West Wacker Drive

Chicago, IL 60606

Re:       Nuveen Municipal Income Fund, Inc. (NMI) (File No. 333-237289)

Ladies and Gentlemen:

We hereby consent to all references to our firm in Pre-Effective Amendment No. 1 under the Securities Act of 1933 (the “Securities Act”) to the Registration Statement of Nuveen Municipal Income Fund, Inc. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

Morgan, Lewis & Bockius LLP 1111 Pennsylvania Avenue, NW Washington, DC 20004 United States	+1.202.739.3000 +1.202.739.3001